SEVENTH AMENDMENT TO LOAN AGREEMENT

THIS SEVENTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 7th day of January, 2016 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC. (the “Corporation”), a Wisconsin corporation, not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or the Borrowing Funds”), and with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin  53202.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of May 18, 2012, as amended (the "Loan Agreement"); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to revise the listing of potential Borrowing Funds and certain definitions (this amendment herein sometimes called the "Seventh Amendment").

NOW, THEREFORE, the parties agree as follows:

1.  Changes in Loan Facility.
(A)          The listing of “Funds” in Section 1 of the Loan Agreement and Exhibit A thereto shall be amended effective immediately to add certain Funds, and change the names of existing Funds, all as listed in revised and restated Exhibit A attached hereto and made a part hereof.  Exhibit A to the Agreement--as well as Schedule “A” to the Note, Exhibit A to the Pledge and Security Agreement and Exhibit A to the Securities Account Control Agreement--are hereby deemed amended to reflect such changes.
(B)          Section 2(c) on “Loan Requests” shall be deemed to have the first two sentences removed and add the following amended and restated three sentences as follows:
The Corporation on behalf of the Borrowing Funds shall notify, by written or e-mailed notice in the form attached hereto as Exhibit B (each such notice a “Loan Request”), such person at the Bank as the Bank may, from time to time, instruct the Borrower, by 2:00 p.m. (Eastern Time) on each day on which the Borrowing Fund desires to obtain a Loan hereunder, which day must be a Business Day, specifying the amount of the Loan desired.  Any such e-mail shall be only from the confirmed e-mail address of an Authorized Officer and include approval by such Authorized Officer of an attached Loan Request (whether or not signed, and if not signed being deemed to incorporate as accepted by such Borrowing Fund all terms and conditions of such Loan Request form).  Notwithstanding the foregoing sentence, the Corporation may verbally request a Loan hereunder, provided that the Corporation shall, on the same day, send the Bank by such e-mail or telecopy a follow-up Loan Request in respect thereof.
(C)         In connection with the above, the Corporation shall execute an Amended and Restated Promissory Note on behalf of the respective Borrowing Funds, which shall hereafter be Exhibit C under the Loan Agreement, in the form attached hereto.  The Corporation and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under the prior Note shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement.

2.  Effectiveness.  This Seventh Amendment shall be effective upon delivery to the Bank of an original Seventh Amendment and the Amended and Restated Promissory Note, both duly executed by the Corporation on behalf of the respective Borrowing Funds.

3.  Representations, Warranties and Covenants.  The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)          This Seventh Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B)          The execution and delivery of this Seventh Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Corporation, the Borrowing Funds or any of their assets or properties are bound; and

(C)          Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “B” attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Seventh Amendment; and

(D)         Except as modified hereby or as noted in said Schedule “B”, all representations, warranties and covenant or as to the Corporation or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.   Miscellaneous.

(A)         As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B)         Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)         The Corporation or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Seventh Amendment.

(D)         Except as amended hereby, the Loan Agreement and all other Loan Documents shall be deemed confirmed and on-going in accord with their terms.

(E)          This Seventh Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Shelly L. Allen
Shelly Allen
Vice President

BAIRD FUNDS, INC. Not individually but solely on behalf of its Funds listed On Exhibit A to this Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

U.S. BANK NATIONAL ASSOCIATION (As Custodian)

By: /s/ Mark J. Dowling
Mark J. Dowling
Vice President

EXHIBIT A
to Seventh Amendment to Loan Agreement

Fund Name	Pledge Account Number
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird MidCap Fund	19-0552
Baird LargeCap Fund	19-0545
Baird SmallCap Value Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Small / Mid Cap Value Fund	19-0595
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594

SCHEDULE “B”

Nothing to disclose

EXHIBIT C

AMENDED AND RESTATED
PROMISSORY NOTE
$500,000,000 Cincinnati, Ohio
January 7, 2016
BAIRD FUNDS, INC., a Wisconsin corporation (the "Corporation"), not individually but only on behalf of its Funds listed in Schedule A (attached hereto and made a part hereof) for which a borrowing is requested, separately and not jointly (each a "Borrower" or "Borrowing Fund" and collectively the "Borrowers" or "Borrowing Funds" hereunder), for value received, hereby promises, to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the "Bank"), or its successors or assigns, on or before May 29, 2016, or such earlier date specified in the Loan Agreement as the Maturity Date ("Maturity Date"), the principal sum of Five Hundred Million Dollars ($500,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to such Corporation under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.
This Note is the "Amended and Restated Note" to which reference is made in the Seventh Amendment to Loan Agreement dated as of even date hereof between the Corporation on behalf of the Borrowers thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the "Loans").
This Note shall bear interest at a rate per annum equal to the Prime Rate minus 2%, but in no event less than a net rate of one percent (1%) per annum, which interest shall be payable monthly, in arrears, commencing on February 1, 2016 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund's Loan as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.
As used herein, the term "Prime Rate" shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer.

The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate,
The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the Loan Agreement exceeds the Maximum Amount at any time, the Borrower's pro rata share of such excess (as determined pursuant to section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).
If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.
An "Event of Default" as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder, Upon the occurrence of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower, At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. Each Borrower and its Corporation authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by each Borrower and its Corporation to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowers' and the Corporation's obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

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IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.
Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and its Corporation and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio. The Borrowers, the Corporation and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrowers, the Corporation and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.
Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.
BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Schedule A to this Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

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Schedule "A"
To Promissory Note

Fund Name	Pledge Account Number
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird MidCap Fund	19-0552
Baird LargeCap Fund	19-0545
Baird SmallCap Value Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Small / Mid Cap Value Fund	19-0595
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594

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